Exhibit 99.1
Stock Code: 688082     Stock Short Name: ACM Shanghai     Announcement No.: 2026-007

ACM Research (Shanghai), Inc.
Announcement on the Proposed Profit Distribution Plan for Fiscal Year 2025

ACM Shanghai and all members of its Board of Directors warrant that this announcement contains no false records, misleading statements, or material omissions, and are legally liable for its authenticity, accuracy, and completeness thereof in accordance with the law.

Important Notice:
•Distribution ratio per share: A cash dividend of RMB 6.233 per 10 shares (inclusive of tax) will be distributed. No bonus shares will be issued and no conversion of capital reserves into share capital will be carried out.
•This profit distribution will be calculated based on the total share capital registered on the equity distribution record date, after deducting shares held in ACM Shanghai's dedicated share repurchase account. The specific date will be set out in the equity distribution implementation announcement.
•If the total share capital changes between the date of this announcement and the equity distribution record date, the total distribution amount will remain unchanged, and the per-share distribution ratio will be adjusted accordingly. Any such adjustment will be disclosed in a separate announcement.
•ACM Shanghai has not triggered the circumstances set forth in Article 12.9.1, Paragraph 1, Item (8) of the Shanghai Stock Exchange STAR Market Listing Rules (hereinafter referred to as the "STAR Market Listing Rules") that could result in the imposition of other risk warnings.

I. Details of the Proposed Profit Distribution Plan

Exhibit 99.1
According to the Audit Report (Xin Kuai Shi Bao Zi [2026] No. ZI10018) issued by BDO China Shu Lun Pan Certified Public Accountants LLP (Special General Partnership), the parent company's after-tax net profit for fiscal year 2025 was RMB 1,167,854,942.28. After deducting the statutory surplus reserve of RMB 20,712,018.00, adding the undistributed profit at the beginning of the year of RMB 2,481,323,046.96, and deducting the 2024 cash dividend of RMB 288,252,734.66, the parent company's distributable profit as of December 31, 2025 was RMB 3,340,213,236.58.
Pursuant to the resolution of the Third Meeting of the Board of Directors, ACM Shanghai's 2025 profit distribution will be calculated based on the total share capital registered on the equity distribution record date, after deducting shares held in ACM Shanghai's dedicated share repurchase account.
As of December 31, 2025, ACM Shanghai's total share capital was 480,164,789 shares. Based on the total share capital after deducting the 443,400 repurchased shares, ACM Shanghai proposes to distribute a cash dividend of RMB 6.233 per 10 shares (inclusive of tax), for a total cash dividend of RMB 299,010,341.76 (inclusive of tax). This cash dividend represents 21.42% of the net profit attributable to shareholders of the parent company as reported in the 2025 consolidated financial statements. No bonus shares will be issued and no conversion of capital reserves into share capital will be carried out. During the current fiscal year, ACM Shanghai repurchased shares through centralized bidding for total cash consideration of RMB 50,012,340.46. The combined total of cash dividends and share repurchase amounts was RMB 349,022,682.22 (inclusive of tax), representing 25.00% of the net profit attributable to shareholders of the listed company for the current fiscal year. Of this, the amount repurchased and cancelled through centralized bidding was RMB 0. The combined total of cash dividends and repurchase-and-cancellation amounts to RMB 299,010,341.76, representing 21.42% of the net profit attributable to shareholders of the listed company for the current fiscal year.
If the total share capital changes between the date of disclosure of this announcement and the equity distribution record date, ACM Shanghai intends to keep the total distribution amount unchanged and adjust the per-share distribution ratio accordingly. If the total share capital subsequently changes, a separate announcement will be made.
This proposed profit distribution plan is subject to approval at ACM Shanghai's 2026 Annual General Meeting of Shareholders.
II. Whether Other Risk Warning Circumstances May Be Triggered
ACM Shanghai is not subject to any circumstances that may trigger other risk warnings.

Exhibit 99.1

Item	Current Year	Prior Year	Year Before Prior Year
Total cash dividends (RMB)	299,010,341.76	288,252,734.66	273,189,145.72
Total repurchase-and-cancellation amount (RMB)	0	0	0
Net profit attributable to shareholders of the listed company (RMB)	1,395,929,467.13	1,153,188,090.00	910,521,979.19
Cumulative undistributed profit at year-end per parent company financial statements (RMB)	3,340,213,236.58
Aggregate cash dividends over the three most recent fiscal years (RMB) (A)	860,452,222.14
Aggregate repurchase-and-cancellation over the three most recent fiscal years (RMB) (B)	0
Average net profit over the three most recent fiscal years (RMB) (C)	1,153,213,178.77
Aggregate cash dividends and repurchase-and-cancellation over the three most recent fiscal years (RMB) (D)	860,452,222.14
Whether aggregate cash dividends and repurchase-and-cancellation (D) are below RMB 30 million	No
Cash dividend ratio (%) (E = D / C)	74.61

Exhibit 99.1

Whether cash dividend ratio (E) falls below 30%	No
Aggregate R&D expenditure over the three most recent fiscal years (RMB) (F)	2,751,547,232.45
Whether aggregate R&D expenditure over the three most recent fiscal years exceeds RMB 300 million	Yes
Aggregate revenue over the three most recent fiscal years (RMB) (G)	16,292,253,365.47
R&D expenditure as a percentage of revenue over the three most recent fiscal years (%) (H = F / G)	16.89
Whether R&D-to-revenue ratio (H) equals or exceeds 15%	Yes
Whether the Company has triggered the circumstances under Article 12.9.1, Paragraph 1, Item (8) of the STAR Market Listing Rules that may result in the imposition of other risk warnings	No

III. Explanation for Cash Dividend Ratio Below 30% in the Current Year
During the reporting period, ACM Shanghai achieved a net profit attributable to shareholders of the listed company of RMB 1,395,929,467.13. The total proposed cash dividend (including shares repurchased through centralized bidding during the year for cash consideration) amounted to RMB 349,022,682.22 (inclusive of tax), representing 25.00% of the net profit attributable to shareholders of the listed company for the current year. As the cash dividend ratio for the current year is below 30%, the reasons are set out below:
(I) Industry Characteristics and Conditions

Exhibit 99.1
As a semiconductor equipment company committed to international technological frontiers and independent innovation, ACM Shanghai follows global industry practices and is primarily engaged in technology and process R&D, product design and manufacturing, and providing customers with equipment and process solutions. The development of semiconductor equipment involves numerous specialized disciplines, entails high technical barriers and lengthy verification cycles, and belongs to a capital-intensive and technology-intensive industry. To maintain product competitiveness, ACM Shanghai must continuously invest significant funds in R&D, optimizing existing products or launching new products to meet market demands. Accordingly, substantial capital investment remains necessary to drive R&D innovation and product iteration.
(II) Development Stage and Business Model
ACM Shanghai is committed to providing the global integrated circuit industry with leading equipment and process solutions, adhering to a development strategy of differentiated international competition and original innovation. Through continuous independent R&D, ACM Shanghai has further strengthened its intellectual property system and, leveraging its extensive technology and process expertise, has established a platform-based semiconductor process equipment portfolio, encompassing cleaning equipment, semiconductor electroplating equipment, vertical furnace equipment, front-end coat/develop Track equipment, plasma-enhanced chemical vapor deposition (PECVD) equipment, stress-free polishing equipment, back-end wafer-level advanced packaging equipment, panel-level advanced packaging equipment, and silicon substrate manufacturing process equipment. During the reporting period, ACM Shanghai's primary revenue was derived from semiconductor equipment sales, with revenue growing steadily year-on-year, reflecting a phase of rapid development. ACM Shanghai adheres to the strategy of "technological differentiation, product platformization, and customer globalization," continuously investing significant capital in technological innovation and product R&D to further enhance revenue and profitability, safeguard company value, and deliver greater returns to shareholders and investors.
(III) Profitability and Capital Requirements
In 2025, ACM Shanghai achieved a net profit attributable to shareholders of the listed company of RMB 1,395,929,467.13, representing a year-on-year increase of 21.05%. In 2026, ACM Shanghai will continue to increase R&D investment and technological innovation, accelerating the development and market rollout of new products while iterating and enhancing the performance of existing ones. Accordingly, ACM Shanghai must retain sufficient funds to meet R&D expenditure requirements, support business development, and satisfy working capital needs, thereby ensuring ACM Shanghai's stable operation and healthy development.

Exhibit 99.1
(IV) Reasons for the Lower Cash Dividend Level
After comprehensively considering the industry development environment, ACM Shanghai's development stage and business model, as well as its profitability and capital requirements, the Board has formulated the 2025 profit distribution plan to ensure ACM Shanghai's sustainable development and better safeguard the long-term interests of all shareholders.
(V) Intended Use of Retained Undistributed Profits and Expected Returns
The undistributed profits retained for fiscal year 2025 will be accumulated and carried forward to the following year to meet ACM Shanghai's operational, production, and R&D innovation needs. ACM Shanghai will continue to strictly comply with applicable laws and regulations and the Articles of Association, giving comprehensive consideration to all factors relevant to profit distribution and approaching the matter from the perspective of what is beneficial to ACM Shanghai's development and investor returns, actively fulfilling ACM Shanghai's profit distribution policy and sharing the fruits of ACM Shanghai's development with all investors.
(VI) Facilitation of Minority Shareholder Participation in Cash Dividend Decision-Making
ACM Shanghai has provided minority shareholders with convenient means to participate in cash dividend decision-making in accordance with the China Securities Regulatory Commission's Guidelines for the Supervision of Listed Companies No. 3 — Cash Dividends of Listed Companies and other relevant regulations. ACM Shanghai has established and improved a multi-channel investor communication mechanism, through which minority shareholders may express their views and suggestions on the cash dividend policy via telephone, email, the SSE e-Interaction platform, performance briefings, investor exchange meetings, and other channels. In addition, ACM Shanghai's General Meetings of Shareholders are held in person and provide both on-site voting and online voting, facilitating shareholder participation in decision-making.
(VII) Measures to Enhance Investor Returns
ACM Shanghai has established a profit distribution policy in its Articles of Association and has disclosed its "Quality and Efficiency Enhancement for Better Returns" action plan for three consecutive years. ACM Shanghai will continue to uphold its commitment to delivering sustainable long-term returns to investors, actively fulfilling its profit distribution policy from the perspective of what is beneficial to ACM Shanghai's long-term development and investor returns, sharing the achievements of ACM Shanghai's growth with all investors and creating greater value for them.
IV. Decision-Making Procedures Followed by ACM Shanghai

Exhibit 99.1
On February 26, 2026, ACM Shanghai convened the Third Meeting of the Board of Directors, at which the "Proposal on the 2025 Profit Distribution Plan" was unanimously approved and agreed to be submitted for consideration at ACM Shanghai's 2026 Annual General Meeting of Shareholders for implementation upon approval. This plan is in compliance with the profit distribution policy stipulated in the Articles of Association and the shareholder return plan previously disclosed by ACM Shanghai.
V. Related Risk Warnings
ACM Shanghai's proposed profit distribution plan for 2025 has been formulated in consideration of ACM Shanghai's current stage of development and future capital requirements, and will not have a material impact on ACM Shanghai's operating cash flows, nor will it affect ACM Shanghai's normal operations and long-term development.
The proposed profit distribution plan for fiscal year 2025 is subject to approval at ACM Shanghai's 2026 Annual General Meeting of Shareholders before it can be implemented. Investors are advised to be mindful of investment risks.
This announcement is hereby issued.
ACM Research (Shanghai), Inc.
Board of Directors
February 27, 2026